Exhibit 10.4


                                    AGREEMENT
BETWEEN:

             SLATE CREEK MINING COMPANY LTD.
             a company incorporated in the Province of British Columbia, in the Dominion of Canada, with its mailing address at Box 2BC9, Coalmont, B C. VOX IGO

             (hereinafter referred to as "Slate Creek")

AND:

             GOLDEN SPIKE EXPLORATION LTD.
             a company incorporated in the Province of British Columbia, in the Dominion of Canada, with its mailing address at Box2BC9, Coalmont, B.C. VOX IGO

             (hereinafter referred to as "Golden Spike")


AND:

             FIRSTLINE ENVIRONMENTAL SOLUTIONS INC.
             a company incorporated in the State of Florida, in the United States of America, with its corporate offices at 203, 20189 - 56 Avenue, Langley, B.C. V3A3Y6

             (hereinafter referred to as "FESI")

AND:

             FIRSTLINE RECOVERY SYSTEMS INC.
             a company incorporated in the Province of British Columbia, in the Dominion of Canada, with its mailing address at #203,20189 - 56 Avenue, Langley, B.C. V3A 3Y6

             (hereinafter referred To as the Mining Operators at Slate Creek Claims or as the "Claims Operators")

WHEREAS Golden Spike is the sole owner and operator of a deposit of magnetite ore and other placer claims of undetermined commercial value located in the area of Princeton, British Columbia and more particularly described in Schedule "A" attached hereto, which magnetite ore and placer claims, together with all improvements thereto, are known hereinafter as "the placer deposits".


AND WHEREAS FESI is desirous of acquiring an interest in the placer deposits and of purchasing an interest in Slate Creek through acquiring common shares in Slate Creek's capital stock and farther is desirous of acting as the exclusive marketer and distributor of the placer deposits, all on the terms and conditions contained in this Agreement.



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AND WHEREAS the Claims Operator has agreed to operate and manage the mining and processing of the placer deposits on the terms contained in this Agreement.

AND WHEREAS Golden Spike and Slate Creek and FESI have agreed, one with another and with each other, that the placer deposits will be transferred to Slate Creek and that shares in Slate Creek will be issued to FESI in accordance with the terms contained in this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, Golden Spike and Firstline agree as follows:

1. State Creek and Golden Spike and the Directors of Slate Creek and Golden Spike represent and warrant that Slate Creek is a company duly incorporated in Province of British Columbia with general mining objects out with no existing business interests and no existing assets or liabilities. Golden Spike represents and warrants that Golden Spike can and will take all necessary steps to cause the sale and transfer of its legal and beneficial interest in the Placer deposits to Slate Creek pursuant to this Agreement.

2. Golden Spike and the Directors of Golden Spike represent and warrant that it has all necessary and final regulatory approvals to immediately commence commercial mining operations of the placer deposits in their entirety, particulars of which approvals are more particularly described in Schedule "B".

3. Golden Spike and the Directors of Golden Spike represent and warrant that it can and win transfer its legal and beneficial interests in the placer deposits to Slate Creek free and clear of any claims or demands by any other party pursuant to the terms of this Agreement. Golden Spike agrees to make full disclosure of any fact or circumstance which might reasonably interfere with full, immediate and unimpeded use of the placer deposits by Slate Creek upon the transfer of the same to Slate Creek.

4. At any time within five (5) years of the date of execution of this Agreement, FESI shall have the right, but not the obligation, to purchase from Golden Spike 49% of the issued and outstanding shares of Slate Creek upon the terms contained in this Agreement for the purchase price of one million dollars ($1,000,000) of lawful money of Canada, which purchase price shall be payable as follows:

     i. A payment of Twenty Thousand Dollars ($20,000.00) upon registration of the placer claims into Slate Creek Mining Company Ltd's name and a further Fifty Thousand Dollars ($50,000.00) to be derived from the first payment or paymentsby OCL Industrial Materials ("OCL") for an existing order of magnetite ore to be supplied by Slate Creek for a total contract price of $175,000,00, of which the sum of $50,000.00 is payable upon the fulfilment of that order by Slate Creek under the terms of this contract with OCL. It is agreed that the aforesaid payments on account of the purchase price, namely, the $20,000 00 payment and the $50,000.00 payment derived from the OCL transaction, shall be assigned and paid to Golden Spike. It is understood and agreed that the balance of the proceeds from the aforesaid OCL purchase order, namely, $125.000.00, will be paid to Slate Creek as the owner of the placer deposit but the full balance of $125,000.00 will be used as working capital to finance the mining and processing of the placer deposits which work, hereinafter known as the "mining operations", will be conducted by the Claims Operator and the Claims Operator shall have full and immediate access to the full working capital sum of $125,000.00 for the purpose of conducting such mining operations effectively and expeditiously.


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     ii   Golden Spike represents and warrants that the aforesaid payments of
          $20.000.00 and $50,000.00 described in paragraph 4 i above will be applied as follows:

          a. in full payment of monies owing to Contractors of Golden Spike, which unpaid contracts are warranted to not exceed $20,000.00 in total as at the date of execution of this Agreement, and

          b. to pay off the balance due of the purchase price of a model 120 magnetite separator purchased by Golden Spike, said balance being payable to Gordon Russell Ltd. and is warranted to not exceed $50,000.00, after which payment Golden Spike represents and warrants that the said magnetite separator will be owned by Golden Spike free and dear of any claims or encumbrances.

     iii Upon payment of $20,000.00 to Golden Spike described in paragraph 4i, Golden Spike will immediately cause its interests in the placer deposits, owned by Golden Spike to be transferred to Slate Creek without limitation or encumbrance and Golden Spike mil furnish proof lo FESI forthwith that such transfer has been accomplished in accordance with the terms of this Agreement.

     iv Upon payment of the $50,000.00 paid to Golden Spike as described in this paragraph 4i and payment of the balance owing on the magnetite separator as described in paragraph 4ii, Golden Spike will immediately transfer ownership of the said magnetite separator to Slate Creek without limitation or encumbrance and Golden Spike will thereupon furnish proof to FESI that such transfer has been accomplished in accordance with the terms of this Agreement.

     v At any time within a five (5) year period, starting from the date when Golden Spike has transferred its interest in the placer deposits to Slate Creek and the magnetite separator as provided for herein, whichever of the two transfer dates is the earlier, FESI shall have the right, but not the obligation, at any time or times as it may decide, to issue to Golden Spike sufficient free trading shares of FESI to make up the balance of the purchase price of One Million Canadian Dollars (CAD $1,000,000 00) then outstanding, or any part of that balance outstanding, such shares to be valued at the average closing price of a FESI share for the 60 trading days immediately preceding the date of the issuance of such shares to Golden Spike. In the event that the value of a FESI share so calculated is less than U.S. $1.00, then Golden Spike shall have the right, at its option, to reject the issuance of FESI shares on that occasion as payment against the balance of the purchase price of one million dollars then outstanding.

     vi FESI shall have the option of paying down the balance of the One Million Dollar ($1,000,000.00) purchase price at any time or times within the aforesaid 5 year option period by directing in writing that 50% of the net income of mining operations of the placer deposits be paid to Golden Spike in reduction of the said One Million Dollar ($1,000,000.00) purchase price, such 50% being FESI's share of the net income of Slate Creek's mining operations as further described in paragraph 14.


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     vii. FESI shall further have the option of paying down the balance of the one million dollar ($1,000,000.00) purchase price at anytime within the 5 year option period by transferring to Golden Spike, free and clear of any encumbrance, the mining equipment described in Schedule "C" hereof at fair market value.

5. Immediately following the transfer of the placer deposits to Slate Creek as provided for herein. Golden Spike and Slate Creek agree to enter into a contract with the Operator, on the terms contained hi Schedule "D" attached hereto, whereunder the Operator will be solely responsible for the mining and processing of the placer deposits throughout the 5 year option period. This exclusive raining operations period shall be known hereinafter as the "Mining Operations Period". It is understood and agreed, as further described in Schedule "D", that the Operator's exclusive management responsibilities during the Mining Operations Period shall extend to all aspects of the mining and processing of the placer deposits owned by Slate Creek, including the hiring of plant managers and employees, equipment purchases, negotiations and contracts with suppliers, management and administration, subject to the Board of Directors of Slate Creek'sapproval.

6. Each director of Golden Spike and Slate Creek agrees that he or she will not sell or pledge any shares in Slate Creek during FESI 5 year purchase option period without making any such sale or pledge specifically subject to FESI's rights under this Agreement. Further, each of the Directors of Golden Spike and Slate Creek specifically agree that he or she will net enter into any new contracts for the sale of any of the placer deposits owned by Slate Creek, or for the transfer or assignment of an interest in such placer deposits, without obtaining FESI's prior approval in writing.

7. It is agreed that Slate Creek Mining Company Ltd. will change its Articles, by Resolution, to provide that it will have five (5) Directors, elected or appointed to its Board of Directors, during the five year option agreement and that two of the five Directors shall be appointed by FESI.

8. Golden Spike and Slate Creek agree that Tom Hatton, a key employee of the Operator, will be the Manager of the mining operations described in paragraph 5 and Schedule "D", subject to any change directed by FESI at any time at its sole discretion. FESI agrees to finance necessary raining operations, upon the recommendation of Tom Hatton and the Board of Directors of Slate Creek or any substitute for Tom Hatton appointed in writing by FESI, until such time as Slate Creek is generating sufficient cash flow to fund such mining operations itself. Golden Spike and Slate Creek agree that any monies advanced by FESI from time to time to finance Slate Creek's mining operations will be advanced on a loan basis with no fixed repayment period but the monies so advanced will be repaid on a progressive basis once Slate Creek achieves a positive cash flow position and all such loans will be secured by a chattel mortgage against equipment supplied by FESI used for its mining operation.

9. Golden Spike and Slate Creek and the directors thereof agree that FESI and the Claims Operator may, at any time at its or their sole discretion, terminate all mining operations together with all management and administration responsibilities provided under the Mining Operations contract described in Schedule "D" and all other commitments in relation to mining operations described in this Agreement, and Upon giving written notice to Slate Creek of such termination, FESI and the Operator may remove all equipment, chattels and improvements supplied or arranged by FESI in connection with the mining and processing of the placer deposits owned by Slate Creek, and, furthermore, FESI and the Operator may cancel all


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     insurance and bonding applicable to such mining operations and otherwise terminate operations completely subject only to B.C. Mining Regulations. Termination by FESI and the Claims Operator will not give rise to any claims or any liability actionable on behalf of Slate Creek or Golden Spike or the directors or shareholders of Slate Creek or Golden Spike for such discontinuance as it is agreed absolutely that it is the responsibility of the Claims Operator and FESI to make such decisions and they may so do without incurring liability. In the event that FESI shall elect to terminate the mining operations as aforesaid, Slate Creek, Golden Spike and FESI shall not have any further obligation or liability to one another in respect of such mining operations nor otherwise under the terms of this Agreement, but, upon such termination, FESI shall have no further right to acquire a further interest in State Creek during the 5 year option period, nor shall it be entitled to the return of its original payment of $20,000.00, but other than as stated in this paragraph, FESI shall retain the ownership interest it has acquired in Slate Creek as at the date of its termination of the mining operations.

10. Golden Spike and Slate Creek agree that FESI shall have the right of first refusal on any shares of Slate Creek which the Directors and Shareholders of Golden Spike and Slate Creek may wish to sell.

11. As further described in paragraph 5 and Schedule "D" all management and administration for the Slate Creek mining operations will be conducted by the Operator at a reasonable monthly fee, to be approved by the Board of directors of Slate Creek, to be paid in progressive payments once Slate Creek produces sufficient cash flow to meet that obligation.

12. Slate Creek and Golden Spike agree that throughout the 5 year term of FESI's purchase option as described in paragraph 4, FESI shall be the exclusive marketer and distributor of the placer deposits to be transferred to Slate Creek pursuant to this Agreement upon the terms described in this paragraph. As the exclusive distributor of Slate Creek's placer deposits, FESI agrees to purchase, and Slate Creek and Golden Spike agree to sell such magnetite produce which meets FESI's specifications and which may be ordered by FESI from time to time at a total price of $145.00 per ton, exclusive of taxes, delivered at Langley, B.C. The price per ton is to be reviewed after the first year of operations. As the exclusive marketer of Slate Creek's placer deposits, FESI agrees to undertake such marketing efforts as if may determine are desirable at its own expense.

13. Golden Spike, Slate Creek and FESI agree that the board of Directors of Slate Creek must approve any capital expenditure or equipment purchase to be made by Slate Creek other than day to day expenditures made in the ordinary course of mining operations. Any hands advanced by FESI to finance any new capital expenditures or equipment purchases required by Slate Creek will be dealt with under the terms of a separate agreement to be negotiated by the parties at the time and to be approved by the Board of Directors of Slate Creek.

14. Upon receipt of payment of FESI's monies in the sum of $20,000.00 under paragraph 4iii and commencement of mining operations by the Operator under the terms of paragraph 5 and Schedule "D", whichever event occurs first, FESI shall be entitled to 50% of the net profits of all sales of placer deposits and other precious metals and gem stones owned by Slate Creek during the 5 year purchase option period.



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15.  It is agreed that all present tenure numbers being prepared for LPM in connection with the placer deposits, along with relating mapping, will be attached to and become part of this Agreement as a new Schedule. Relevant extracts from any Placer deposit studies undertaken by Golden Spike will also be attached and become part of this Agreement as a new Schedule.

16. Schedules "A", "B", "C" and "D" and ail other Schedules produced under the terms of this Agreement constitute part of this Agreement.

17. It is agreed that FESI, as the Marketers and Distributors, shall have world wide rights to market the magnetite products produced as a result of the operations, save and except for British Columbia. Should OCL Industrials not proceed with its arrangement with Golden Spike and Slate Creek, then the marketing rights for British Columbia shall become the property of FESI. In any event, FESI agrees that in the event that OCL Industrials should make any claim to any rights to market magnetite products produced as a result of the operations, FESI will indemnify and save Slate Creek and Golden Spike harmless from any such claims including, but not limited to, any claims for damages, breach of contract, costs or claims for injunctive and other relief which may be made by OCL Industrial against Slate Creek and Golden Spike. Golden Spike and Slate Creek warrant that, other than the unfulfilled purchase order attached to this agreement, there is no contract between OCL Industrials and Slate Creek and/or Golden Spike.

18. Any notice provided under this Agreement shall be sufficient given if sent by first class regular mail addressed to the parties as follows:

     To Golden Spike or to Slate Creek:

     Golden Spike Exploration Ltd.
     or Slate Creek Mining Company Ltd. (as the case may be)
     Box 2BC9, Coalmont, B.C. VOX 1G0

     TO OPERATORS:

     Firstline Recovery Systems Inc.
     #203, 20189 - 56 Avenue
     Langley, B.C. V3A 3Y6

     TO FESI:

     Firstline Environmental Solutions Inc.
     #203, 20189-56 Avenue
     Langley, B.C. V3A3Y6

19. The representatives and warranties herein made by the Directors of Golden Spike and Slate Creek shall survive the closing of this Agreement.

20. This agreement may be executed and delivered in any number of counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts and adopting instruments will be construed together to be an original and will constitute one and the same agreement.



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DATED at Langley, this 26th day of March 2002.

IN WITNESS WHEREOF the signing officers of the corporate parties, duly authorized behalf, have executed this Agreement on behalf of their respective corporations and have affixed their corporate seals, and individuals have executed this Agreement personally.

SLATE CREEK MINING COMPANY LTD.

Per: /S/ KENNETH BURKE
     -------------------------------
         Authorized Signatory
         Kenneth Burke, President

GOLDEN SPIKE EXPLORATION LTD.

Per: /S/ KENNETH BURKE
     -------------------------------
         Authorized Signatory
         Kenneth Burke, President

FIRSTLINE RECOVERY SYSTEMS INC.

Per: /S/ GRANT MORRISON
     -------------------------------
         Authorized Signatory
         Grant Morrison, President




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